Exhibit 23


Independent Auditors' Consent and Report on Schedules



The Board of Directors and Stockholders
Penn-America Group, Inc.:


Under date of January 22, 1999, we reported on the consolidated balance sheets of Penn-America Group, Inc., and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders equity, and cash flows for each of the years in the three-year period ended December 31, 1998, as contained in the 1998 annual report to stockholders. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for the year 1998. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules as listed in the accompanying index. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as whole, present fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statement (No. 33-82728) on Form S-8 of Penn-America Group, Inc. and subsidiaries of our reports dated January 22, 1999, relating to the consolidated balance sheets of Penn-America Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders equity, and cash flows and the related consolidated financial statement schedules for each of the years in the three-year period ended December 31, 1998, which reports are incorporated by reference in or appear in the December 31, 1998 annual report on Form 10-K of Penn-America Group, Inc.

                            /S/ KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
March 25, 1999